Exhibit 21.1
KRATON CORPORATION
List of Significant Subsidiaries as of December 31, 2016 (1)

Jurisdiction of Organization
Kraton Polymers Nederland B.V.	Netherlands
K.P. Global Holdings C.V.	Netherlands Antilles
Kraton Polymer Holdings B.V.	Netherlands
Kraton Formosa Polymers Corporation	Republic of China
Kraton Polymers LLC	Delaware
KRATON Polymers U.S. LLC	Delaware
KP International C.V.	Netherlands Antilles
Arizona Chemical Company, LLC	Delaware
AZ Chem Holdings LP	Deleware
Arizona Chemical BV	Netherlands
AZ Chem A.B.	Sweden
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(1)	Listing includes only doing business names and does not include trade names.